CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into as of ___________ __, 2007 (the “Effective Date”) by and between INSITE VISION INCORPORATED, a Delaware corporation (together with its successors and assigns, the “Company”), and S. Kumar Chandrasekaran, Ph.D. (the “Executive”) (collectively, Company and Executive are referred to herein as the “Parties”).

RECITALS

A. The Company desires to promote the success of the Company by rewarding the Executive for dedicated service and providing incentives for the Executive to remain in the employ of the Company or an affiliate through a Change in Control of the Company; and

B. The Company and the Executive desire to enter into an agreement providing for the payment of certain benefits to the Executive in the event that Executive’s employment with the Company is terminated under certain circumstances following a Change in Control upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.  Termination of Employment Prior to a Change in Control. If the Executive’s employment with the Company terminates under any circumstances prior to the 60-day period preceding a Change in Control of the Company or after the 12 month period following a Change in Control, Executive shall not be (and shall not in the future become) entitled to any payments or benefits under or with respect to this Agreement. Nothing contained in this Agreement shall confer upon the Executive any right to continue in the employ or other service of the Company or any affiliate of the Company, constitute any contract or agreement of employment or other service or affect the Executive’s status as an employee at will, nor shall anything in this Agreement interfere in any way with the right of the Company or any affiliate to change the Executive’s compensation or other benefits, or to terminate the Executive’s employment or other service, with or without cause at any time.

2.  Benefits Upon Certain Terminations of Employment Following a Change in Control. In the event that Executive’s employment is terminated on, within sixty (60) days before, or within 12 months following, a Change in Control, due to (i) a termination by the Company without Cause, (ii) a resignation by Executive within 45 days after the occurrence of an event constituting Good Reason, or (iii) a termination due to Executive’s death or Disability, the Company shall, subject to Executive signing and not revoking a Separation and General Release Agreement in a form satisfactory to the Company, provide Executive the following severance benefits (the “Severance Benefits”), subject to tax withholding and other authorized deductions:

(a)  The Company shall pay the Executive, no later than thirty (30) days after the date on which Executive signs and does not revoke a Separation and General Release Agreement, a lump sum payment equal to the sum of (i) two (2) times the Executive’s annual base salary as in effect immediately prior to the date Executive’s employment with the Company is terminated (such date of termination is hereby referred to as the “Severance Date”) and (ii) two (2) times the Executive’s annual target bonus opportunity for the fiscal year in which the Severance Date occurs (or, if no annual target bonus opportunity has been established for the fiscal year in which the Severance Date occurs, the average annual bonus received by the Executive in the three (3) fiscal years immediately preceding the fiscal year in which the Severance Date occurs).

(b)  Notwithstanding any provisions of the Company’s stock option plans, stock purchase plans, stock option agreements or addenda thereto, incentive plans, or other similar plans, all equity-based awards granted by the Company to the Executive that are outstanding and unvested as of the Severance Date, shall immediately become fully vested, any repurchase right in favor of the Company shall lapse, and the restricted period with respect to any such awards shall lapse, immediately prior to the Severance Date. Notwithstanding the foregoing, the exercisability of any stock options held by the Executive shall continue to be governed by the stock option plan and stock option agreement applicable to such award. The parties hereby agree that this Agreement supersedes and replaces the respective Addenda to each of the Stock Option Agreements entered into by the Company and the Executive, including those entered into on or about February 1, 2006, June 1, 2005, June 1, 2004, March 30, 2004, December 12, 2003, September 23, 2003, February 14, 2003, September 20, 2002, June 18, 2001, February 23, 1999, and October 27, 1997, with respect to the Executive’s outstanding stock options and that each such Addendum shall be of no further force and effect as of the Effective Date.

(c) For a period of twenty-four (24) months following the Severance Date, the Company, through COBRA or otherwise, shall continue to make available to the Executive and the Executive’s spouse and dependents covered under any group health plans or life insurance plans of the Company on the Severance Date, all group health, life and other similar insurance plans in which Executive or such spouse or dependents participate on the Severance Date at the same cost to the Executive as the Executive paid for such benefits prior to such date. To the extent that the Company cannot continue to provide such Severance Benefits, it will pay the Executive an amount that would be sufficient to enable the Executive to purchase equivalent benefits from a third party at the same cost to the Executive as the Executive paid for such benefits immediately prior to the Severance Date. Notwithstanding the foregoing, if the Executive becomes re-employed with another employer and the Executive is eligible to receive equivalent benefits under the employer’s welfare benefit plans, at the same or a lesser cost to Executive, the Company’s obligations to provide Severance Benefits under this Section 2 shall terminate immediately.

For purposes of clarity, subject to Section 1, benefits shall be payable to the Executive under this Agreement only with respect to a single Change in Control of the Company. Accordingly, no Change in Control of the Company after the first Change in Control shall result in Executive receiving any benefits under this Agreement.

3.  Definitions. For purposes of this Agreement the following terms shall have the following meanings:

(a)  “Cause” shall mean, as reasonably determined by the Board of Directors of the Company or its successor, as applicable, (the “Board”) (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony or any other crime, which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, or (iv) continued acts of gross negligence or willful violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has committed gross negligence or wilfully violated his obligations to the Company, and Executive has failed to cure such activities within 30 days of receipt of such notice.

(b)  “Change in Control” shall mean the occurrence of any of the following:

(i)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 40% of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, unless the acquirer or the securityholders and/or creditors of an entity as a group acquire 50% or more of the Outstanding Company Common Stock or the Outstanding Voting Securities in such transaction in which case it shall constitute a Change in Control, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (iii)(1), (2) and (3) below, and (E) any acquisition by a Person who owned more than 40% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an affiliate of any such Person;

(ii)  A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least three fourths of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)  The consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 40% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (ii) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(c)  “Disability” shall mean a physical or mental impairment which, as reasonably determined by a mutually agreed upon physician (with requisite and applicable expertise), renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 120 days in any 12-month period.

(d)  “Good Reason” shall mean the occurrence of any of the following: (i) without the Executive’s express written consent, a material reduction of the Executive’s duties, position or responsibilities relative to the Executive’s duties, title, position or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such duties, title, position and responsibilities; (ii) without the Executive’s express written consent, a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company of the Executive’s base salary or annual target bonus opportunity as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced; or (v) without the Executive’s express written consent, the relocation of the Executive to a facility or a location more than thirty (30) miles from his current location.

4.  Section 280G. The Executive shall be covered by the tax gross-up provisions set forth in Exhibit A hereto, incorporated herein by this reference.

5.  Miscellaneous.

(a)  Construction; Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”), the Executive shall be entitled to payments during the period beginning with a termination of his employment and continuing until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death or (ii) the date of the Executive’s death, only if and to the extent such payments would not trigger any tax, penalty or interest pursuant to Code Section 409A. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Company therefor promptly after the end of such period. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 5(a) shall be paid as soon as practicable after the date that is six (6) months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death). This Agreement shall otherwise be construed and interpreted to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(b)  Payment Obligations. Except as expressly provided herein, the Company’s obligation to pay the Executive the compensation and to make the arrangements provided herein shall be unconditional, and the Executive shall have no obligation whatsoever to mitigate damages hereunder.

(c)  Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(d)  Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement, together with any written agreement evidencing any stock option or other equity-based incentive award previously granted by the Company to the Executive (but excluding the addenda to the Executive’s stock option agreements superseded hereby as contemplated by Section 2(b) above), represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to the Executive from the Company. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

(e)  Notices. All notices and other communications under this Agreement shall be in writing and shall be given by telegraph or first class mail, certified or registered with return receipt requested; and shall be deemed to have been duly given three days after mailing or 12 hours after transmission of a telegram to the respective persons named below:

If to the Company:	Insite Vision Incorporated
965 Atlantic Avenue
Alameda, California 94501
Attention: Chairman of the Board

copy to:	O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94010
Attention: Tim Curry, Esq.

If to the Executive:	S. Kumar Chandrasekaran, Ph.D.
[__________]
[__________]

Any party may change such party’s address for notices by notice duly given pursuant to this Section 5(e).

(f)  Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

(g)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents, irrespective of California’s conflict of laws rule.

(h)  Arbitration; Dispute Resolution, Etc. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of or related to this Agreement, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Alameda County County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., San Francisco, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute.

(i)  Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

(j)  Survival of the Company’s Obligations. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. Except as provided in Section 1, this Agreement shall not be terminated by any Change in Control, merger or consolidation or other reorganization of the Company. In the event any such Change in Control, merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company in which event the Company shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by the Executive.

(k)  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(l)  Withholdings. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(m)  Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INSITE VISION INCORPORATED

By
Anders P. Wiklund
Member of the Compensation Committee of the Board of Directors

S. KUMAR CHANDRASEKARAN, Ph.D.

S. Kumar Chandrasekaran, Ph.D.

EXHIBIT A

TAX GROSS-UP PROVISIONS

1.1
Gross-Up Payment. In the event it is determined (pursuant to Section 1.2) or finally determined (as defined in Section 1.3(c)) that any payment, distribution, transfer, or benefit by the Company, or a direct or indirect subsidiary or affiliate of the Company, to or for the benefit of the Executive or the Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Exhibit A) (each a “Payment” and collectively the “Payments”) is subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any successor provision or any comparable provision of state or local income tax law (collectively, “Section 4999”), or any interest, penalty or addition to tax is incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the “Excise Tax”), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to the Executive (or to the applicable taxing authority on the Executive’s behalf) an additional cash payment (hereinafter referred to as the “Gross-Up Payment”) equal to an amount such that after payment by the Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put the Executive in the same position as the Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

1.2	Determination of Gross-Up.

(a)
Except as provided in Section 1.3, the determination that a Payment is subject to an Excise Tax shall be made in writing by the principal certified public accounting firm then retained by the Company to audit its annual financial statements (the “Accounting Firm”). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on the Company and the Executive.

(b)
For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal individual income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Executive and shall also include the Executive’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of individual income taxation in the state and locality of the Executive’s residence on the date that the Payment is made, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

1.3	Notification.

(a)
The Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Executive’s rights under this Exhibit A except to the extent of actual damages suffered by the Company as a result of such failure. The Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Executive shall:

(1)	give the Company any information reasonably requested by the Company relating to such claim;

(2)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

(3)	cooperate with the Company in good faith in order effectively to contest such claim; and

(4)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

(b)
Without limitation on the foregoing provisions of this Section 1.3, and to the extent its actions do not unreasonably interfere with or prejudice the Executive’s disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Executive, and the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

(c)
If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 1.3(a), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s compliance with the requirements of this Exhibit A) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 1.3(a), it is finally determined that the Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

(d)
For purposes of this Exhibit A, whether the Excise Tax is applicable to a Payment shall be deemed to be “finally determined” upon the earliest of: (1) the expiration of the 15-day period referred to in Section 1.3(a) if the Company or the Executive’s employer has not notified the Executive that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by the Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from the Executive, affirmatively indicate in writing to the Executive that the Company intends to continue to pursue such contest).

1.4
Underpayment and Overpayment. It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an “Underpayment”). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an “Overpayment”). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 1.2. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Executive as an additional Gross-Up Payment. In the event of an Overpayment, the Executive shall promptly pay to the Company the amount of such Overpayment together with interest on such amount at the applicable Federal rate provided for in Section 1274(d) of the Code for the period commencing on the date of the Overpayment to the date of such payment by the Executive to the Company. The Executive shall make such payment to the Company as soon as administratively practicable after the Company notifies the Executive of (a) the Accounting Firm’s determination that an Overpayment was made and (b) the amount to be repaid.